Exhibit 99.1

FOR IMMEDIATE RELEASE

May 15, 2008

Contact:

Phil Pantano

Seneca Gaming Corp.

716-278-2598

Seneca Gaming Corporation Announces

Second Quarter 2008 Financial Results

Consolidated revenues up 11 percent

NIAGARA FALLS, NEW YORK – Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its second quarter (“Second Quarter 2008”) and six-month financial results for the three months and six months ended March 31, 2008.  SGC is a wholly owned, tribally chartered corporation of the Seneca Nation of Indians (“Nation”) that operates all of the Nation’s Class III gaming operations in Western New York. SGC, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”), Seneca Territory Gaming Corporation (“STGC”) and Seneca Erie Gaming Corporation (“SEGC”), operates three casinos in Niagara Falls, New York (Niagara Territory) (“Seneca Niagara Casino and Hotel”), Salamanca, New York (Allegany Territory) (“Seneca Allegany Casino and Hotel”), and Buffalo, New York (Buffalo Creek Territory) (“Seneca Buffalo Creek Casino”), respectively.

Second Quarter Fiscal 2008 Financial Results Summary

Consolidated Results.  For the Second Quarter 2008 and for the three months ended March 31, 2007 (“Second Quarter 2007”) SGC’s consolidated net revenues were $151.0 million and $135.9 million, respectively, an increase of $15.1 million or 11%.  This increase was primarily due to higher net gaming revenues of $12.1 million or 9%.

SGC’s consolidated earnings before interest taxes, depreciation, and amortization (“EBITDA”) was $42.7 million for the Second Quarter 2008 compared to $41.3 million for the Second Quarter 2007, or an increase of $1.4 million or 3%.  The $1.4 million increase in EBITDA reflects increased revenue offset by increases in head lease expense of $7.5 million, exclusivity fees of $2.7 million, and regulatory and Sarbanes Oxley compliance expense of $1.3 million.  Pre-opening expenses were $5.8 million less compared to the Second Quarter 2007 which had included expenses related to the opening of the Seneca Buffalo Creek Casino temporary facility. SGC’s consolidated adjusted EBITDA (EBITDA plus pre-opening expenses) was $43.0 million for the Second Quarter 2008 compared to $47.2 million for the Second Quarter 2007, a decrease of $4.2 million or 9%.  Consolidated net income for the Second Quarter 2008 was $20.9 million versus $22.9 million for the Second Quarter 2007.

Barry E. Snyder, Sr., Chairman of the SGC Board of Directors, stated the following:  “in these trying economic times, with gas prices and other costs rising drastically and impacting discretionary income, Seneca Gaming Corporation delivered revenues that were better than a year ago.  My hat is off to our management team for the work they have done. We have shown improvement on a year over year basis and from the first to the second quarter of this fiscal year.”

Six Months Fiscal 2008 Financial Results Summary

Consolidated Results.  For the six months ended March 31, 2008, consolidated net revenues were $301.2 million compared to $276.1 million for the six months ended March 31, 2007, an increase of $25.1 million, or 9%. Net gaming revenues during the comparative periods increased $18.2 million, from $259.7 million to $277.9 million, or a 7% increase. Consolidated EBITDA was $77.9 million for the six months ended March 31, 2008 compared to $91.1 million for the six months ended March 31, 2007, a decrease of $13.2 million, or 15%.  Consolidated net income was $33.4 million for the six months ended March 31, 2008, a $21.1 million, or 39%, decrease from the comparative period in 2007.

Expansion Projects

Capital expenditures of $33.9 million during the three months ended March 31, 2008 were mainly comprised of $.8 million of costs associated with the construction and equipping of the resort hotel, permanent gaming floor and amenities at the Seneca Allegany Casino and Hotel, $9.3 million for the conversion of the temporary gaming facility at Seneca Allegany Casino and Hotel into an events center, with related amenities, $1.1 million relating to construction of the new hotel tower at the Seneca Allegany Casino and Hotel, $10.2 million for construction for the permanent Seneca Buffalo Creek Casino and Hotel on the Nation’s Buffalo Creek Territory, and $1.2 million relating to construction of the Seneca Hickory Stick Golf Course.  The remaining $11.3 million in capital expenditures relate principally to the acquisition of equipment for existing casino operations.

Brian Hansberry, President and CEO of SGC, stated the following:  “The expansion of our casino facilities into full-service destination resorts has been an integral part of our success to date, and we’re continuing to see that success with the early popularity of the new Seneca Events Center in Salamanca and the temporary Seneca Buffalo Creek Casino.  We are committed to providing world-class experiences for our patrons.  To this end, we are excited to see the $333 million permanent Seneca Buffalo Creek Casino project taking shape in downtown Buffalo and plan to continue to move forward with our plans for a second hotel tower at Seneca Allegany Casino and Hotel.”

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization. SGC defines Adjusted EBITDA as EBITDA plus pre-opening expense and other non-operating expense. SGC’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and therefore comparisons of EBITDA and Adjusted EBITDA may be limited. EBITDA and Adjusted EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Statements

This earnings release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to SGC and its management, indicate forward looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this earnings release, including, but not limited to our ability to complete and open our expansion projects on the Buffalo Creek and Allegany Territories as currently planned. Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K. These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release.

Earnings Conference Call

The Chairman of the Board Barry E. Snyder, Sr. and Seneca Gaming Corporation senior management will host an earnings conference call for investors and other members of the financial community on May 16, 2008 at 10:00 AM EDT. Interested parties may participate in this call by dialing 800-894-5910 pass code SENECA. A rebroadcast of this earnings conference call will be available for 14 days by dialing 800-839-1229 pass code SENECA.

Contact: Phil Pantano for additional information at 716-278-2598

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)  ($000’s omitted)

	March 31,	September 30,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$60,628	$78,662
Short-term investments	600	19,100
Receivables from affiliates	85	58
Other receivables, net	3,214	3,585
Inventories	3,923	4,421
Other current assets	8,186	8,194

Total current assets	76,636	114,020

Property and equipment, net	725,585	699,381
Restricted cash	16,653	14,579
Other long-term assets	59,458	57,980

Total assets	878,332	885,960

Liabilities and Shareholders’ Equity

Current liabilities:
Trade payables	5,632	6,194
Construction payables - SCMC	13,768	21,201
Distributions payable to Nation	24,000	48,000
Exclusivity fees payable	9,868	9,279
Accrued interest	15,104	15,104
Customer point liability	10,051	9,578
Accrued regulatory costs	25,652	23,240
Other current liabilities	24,718	27,773

Total current liabilities	128,793	160,369

Long-term debt	495,849	495,347
Total liabilities	624,642	655,716

Capital:
Retained earnings	253,690	230,244

Total liabilities and capital	$878,332	$885,960

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)  ($000’s omitted)

	Three Months Ended:		Six Months Ended:
	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007

Revenues:
Gaming	$154,366	$138,404	$304,446	$279,677
Food and beverage	15,568	12,759	30,382	26,028
Lodging	6,910	4,587	14,224	9,245
Retail, entertainment and other	5,646	4,352	12,317	9,597
Less: promotional allowances	(31,473)	(24,228)	(60,151)	(48,495)
	151,017	135,874	301,218	276,052

Expenses:
Gaming	41,509	36,440	82,947	69,421
Food and beverage	12,098	10,848	24,715	22,145
Lodging	3,788	2,229	7,550	4,596
Retail, entertainment and other	3,305	2,242	7,149	5,811
Advertising, general and administrative	47,310	36,871	96,832	72,129
Pre-opening costs	131	5,903	224	10,582
Depreciation and amortization	12,287	11,534	25,929	22,610

Total operating expenses	120,428	106,067	245,346	207,294

Operating income	30,589	29,807	55,872	68,758
Other non-operating expenses	(150)	—	(3,900)	(286)
Interest income	374	1,087	1,122	2,491
Interest expense	(9,872)	(7,959)	(19,743)	(16,522)

Net income (loss)	$20,941	$22,935	$33,351	$54,441

SENECA GAMING CORPORATION

CONSOLIDATED CASH FLOW

(UNAUDITED)  ($000’s omitted)

	Six Months Ended
	March 31,
	2008	2007
	(Dollars in Thousands)
Cash flows relating to operating activities:
Net income	$33,351	$54,441
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,929	22,610
Amortization of deferred financing costs and debt discount	1,619	1,615
Other than temporary decline in investments	3,900	—
Provision for bad debts	22	91
Loss on disposal of assets	71	—

Change in operating assets and liabilities:
Current assets	828	(1,923)
Long-term assets	(289)	—
Current liabilities	(143)	3,313

Net cash provided by operating activities	65,288	80,147

Cash flows relating to investing activities:
Purchases of property and equipment	(58,237)	(114,264)
Land acquisition costs	(3,706)	(15,250)
Sales of investments, net	14,600	37,700
(Deposit to) withdrawal from restricted cash	(2,074)	11,221

Net cash used in investing activities	(49,417)	(80,593)

Cash flows relating to financing activities:
Distributions paid to the Nation	(33,905)	(22,837)

Net cash used in financing activities	(33,905)	(22,837)

Net decrease in cash	(18,034)	(23,283)

Cash balances:
Beginning of period	78,662	78,195
End of period	$60,628	$54,912

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended March 31, 2008

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$20,941
Depreciation	12,287
Interest, net	9,498

EBITDA	42,726
Other Non-operating expense	150
Pre-opening costs	131

Adjusted EBITDA	$43,008

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended March 31, 2007

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$22,935
Depreciation	11,534
Interest, net	6,872

EBITDA	41,341
Other Non-operating expense	—
Pre-opening costs	5,903

Adjusted EBITDA	$47,244

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Six months ended March 31, 2008

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$33,351
Depreciation	25,929
Interest, net	18,571

EBITDA	77,851
Other Non-operating expense	3,950
Pre-opening costs	224

Adjusted EBITDA	$82,026

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Six months ended March 31, 2007

(UNAUDITED) ($000’s omitted)

Consolidated

Net Income (loss)	$54,441
Depreciation	22,610
Interest, net	14,031

EBITDA	91,082
Other Non-operating expense	—
Pre-opening costs	10,582

Adjusted EBITDA	$101,664